EXHIBIT 5







AEI Fund Management XXI, Inc.
1300 Minnesota World Trade Center
30 East Seventh Street
St. Paul, Minnesota 55101

     Re:  AEI Income & Growth Fund 24 LLC

Gentlemen:

      Reference is made to Amendment No. 2 to the Registration Statement on Form SB-2 being filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") relating to the offer and sale of up to 50,000 units of limited liability company interest (the "Units") in AEI Income & Growth Fund 24 LLC (the "Company"). AEI Fund Management XXI, Inc., a Minnesota corporation, and Robert P. Johnson will be the managing members of the Company, and purchasers of the Units will be the limited members thereof.

      We are familiar with and have examined the Registration Statement, the form of Operating Agreement of the Company included in the Registration Statement and Exhibit A to the prospectus that forms a part thereof, and such other records and documents, and have satisfied ourselves as to such matters of fact, as we consider relevant for the purposes of this opinion. Based thereon, we are of the opinion that:

      (a) The Company is a validly existing limited liability company under the laws of the State of Delaware.

      (b) Assuming that the Units are issued and sold in compliance with all applicable state and federal securities laws (as to which matters we express no opinion), when the Units have been issued and sold upon the terms and in the manner set forth in the Registration Statement, they will be, insofar as the laws of the State of Delaware are concerned, validly issued.

      (c) Under the terms of the Operating Agreement of the Company, in the form in which is appears in the Registration Statement, and the provisions of the Limited Liability Company Act as it is presently in effect in the State of Delaware, the Units, when so issued by the Company, will be fully paid and nonassessable.

      We note that there is no statutory definition or reference to assessability under the Delaware Limited Liability Company Act. Further a limited member of a Delaware limited liability company may have liability in the future to the company or its creditors for (i) the amount of cash, property or services that such limited member promised in writing to contribute to the capital of the company but has not so contributed, (ii) the amount of any distribution to any such limited member by the company when, after giving effect to such distribution, the liabilities of the company, other than liabilities to members as a result of their contributions and other than nonrecourse liabilities, exceed the fair value of the assets of the company, other than such portion of the assets securing nonrecourse indebtedness equal to the amount of such indebtedness (an "Asset Deficiency") if the limited member new of the Asset Deficiency at the time of such distribution.

      Nevertheless, commentators have made clear in the corporate context that liability for unpaid subscriptions and for wrongful distributions does not constitute an assessment.

         "`Nonassessable' means that a stockholder, as such, cannot be required to pay to the Company or to the Company's creditors more than the amount specified in his subscription agreement, less the amount he paid thereunder." A. JACOBS, OPINION LETTERS IN SECURITIES MATTERS, at 3-3 (West Group, 2000)

          Nonassessability "does not mean that
          shareholders   are   immune   from   other   types   of
          liability-for example to the corporation  for  unlawful
          dividends."   S FitzGibbon and D. Glazer, FITZGIBBON  &
          GLAZER ON LEGAL OPINIONS at  10.9 (1992).

By analogy, we do not believe that assessability of a membership interest in a limited liability company arises out of a statutory provision that a limited member may have liability in the future to the company or its creditors for (i) the amount of cash, property or services that such limited member has promised in writing to contribute to the capital of the company but has not so contributed, or for (ii) wrongful distributions to the limited member. By analogy, we believe that assessability relates to an obligation to pay to the limited liability company more than the amount set forth in the member's subscription agreement, including any amounts in connection with a conditional obligation of a member to make a contribution payable upon a discretionary call for capital by the company. We note that the Operating
Agreement of the Company contains no provision for such a discretionary call and that the managers of the Company lack the authority to institute such a call. In effect, the holders of units the foregoing opinion with respect to the nonassessability of the units is based upon such conclusion.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement.

Dated: April 11, 2001

                                   Very truly yours,



                                   DORSEY & WHITNEY LLP